Exhibit 8.3

[Letterhead of Morgan, Lewis & Bockius LLP]

[            ], 2019

Direct Vet Marketing, Inc. (d/b/a Vets First Choice)

7 Custom House Street, Suite 2

Portland, ME 04101

Ladies and Gentlemen:

We have acted as counsel to Direct Vet Marketing, Inc., a Delaware corporation (“Voyager”), in connection with the proposed merger (the “Merger”) of HS Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Voyager, as contemplated by the Agreement and Plan of Merger dated as of April 20, 2018, by and among Henry Schein, Inc., a Delaware corporation (“Henry Schein” or “Harbor”), HS Spinco, Inc., a Delaware corporation (“Spinco”), Merger Sub, Voyager, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Voyager Stockholders ([as amended on or prior to the date hereof,] the “Agreement”). At your request, and in connection with the filing of the Registration Statement on Form S-4/S-1, File No. [                    ] (including the proxy statement/prospectus contained therein, as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering this opinion concerning the qualification of the Merger as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by Voyager and Harbor in their joint representation letter

Direct Vet Marketing, Inc.

[             ], 2019

Page Two

dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letter”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Representation Letter “to the knowledge of” any person, “to the belief of” any person, as “intended” by any person, or similarly qualified are and will be true, complete and correct without such qualification, and (v) Voyager, Spinco, and their respective subsidiaries and shareholders will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transactions are consummated in a manner that is different from the manner described in the Agreement, the Registration Statement and the Representation Letter, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code.

We express no opinion on any issue relating to the tax consequences of the transactions or any other action contemplated in the Agreement or the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein. We assume no responsibility to inform any person or entity of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

Direct Vet Marketing, Inc.

[             ], 2019

Page Three

This opinion is furnished to you solely in connection with the consummation of the Merger and this opinion may not be relied upon for any other purpose without our prior written consent. We hereby consent to the use of our name in the Registration Statement and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,